Exhibit 10.12

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

On December 16th, 2022

Between

Jonathan Sachs

Jerry Woodall

and

Vuzix Corporation

SHAREHOLDERS’ AGREEMENT relating to ATOMISTIC

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THIS SHAREHOLDERS’ AGREEMENT IS ENTERED BY AND BETWEEN:

(1)	Dr. Jonathan Sachs, [**],

(hereafter referred to as “Jonathan Sachs”)

(2)	Dr. Jerry Woodall, [**],

(hereafter referred to as “Jerry Woodall”)

(Jonathan Sachs and Jerry Woodall being hereafter individually referred to as a “Founder” and collectively as the “Founders”)

OF THE FIRST PART,

AND:

(3)

Vuzix Corporation, a company incorporated under the laws of the state of Delaware, having its place of business located at 25 Hendrix Road, Suite A, West Henrietta, New York 14586, represented by Paul Travers, duly authorized,

(hereafter referred to as “Vuzix”)

OF THE SECOND PART,

(Jonathan Sachs, Jerry Woodall and Vuzix are hereafter collectively referred to as the “Parties” and individually as a “Party”)

IN THE PRESENCE OF:

(4)

Atomistic, a French société par actions simplifiée, the registered office of which is located at 3 boulevard de Belfort – 59000 Lille, France, registered with the registry of commerce and companies of Lille Métropole under number 902 801 950, represented by Dr. Jonathan Sachs, duly authorized, which is entering into this Agreement for the purposes of accepting the rights granted to it and acknowledging the obligations imposed on it pursuant to this Agreement,

(hereinafter referred to as the “Company”)

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WHEREAS:

A.	The share capital of the Company is set forth in Schedule A hereto.
B.	In this context, the Parties have agreed to enter into this Agreement which purpose is described in ARTICLE 2.

NOW IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1.DEFINITIONS AND INTERPRETATION

1.1	For the purposes of this Agreement, the terms listed hereafter shall have the following meaning:

Affiliatemeans, for any Party, (i) any fund or investment firm which controls such Party or which is managed (including through a delegation, as the case may be) by the same manager as such Party or by a manager Controlled by, Controlling or under the same Control as the manager of such Party (an “Affiliate Fund”) and (ii) any Entity Controlled by, Controlling or under the same Control as such Party or such Affiliate Fund or as the manager or investment advisor of such Party or such Affiliate Fund.

Agreement	means this shareholders’ agreement, as amended or supplemented from time to time by way of amendment.
Anti-Corruption Laws

means the anti-bribery provisions of the French criminal code, anti-bribery legislation enacted by member states of the European Union and by signatories implementing the OECD Convention Combating Bribery of Foreign Officials, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar laws and regulations.

Board of Directorsmeans the “comité de surveillance” of the Company, as defined in the By-laws.

Business Sale means, other than to or with Vuzix, the sale (vente), transfer or other disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions, it being understood that any Business Sale will result in a Liquidation pursuant to Article 14.3.

By-laws has the meaning ascribed to it in Article 4.1.

Call Options	means the Call Option and the Vuzix Call Option.
Control

means (a) the direct or indirect holding of at least a majority of the share capital and/or voting rights of an Entity, (b) the right to appoint or cause the appointment of a majority of the board of directors (or similar governing body) of an Entity, or (c) the right to manage or direct the

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management of the assets of an Entity on a discretionary basis.

Effective Date	means December 16th, 2022, the date this Agreement was executed and became binding upon the Parties and the Company.
Entity

means any legal entity, company, corporation, group, investment fund, de facto company, association, partnership, or any similar organization, whether governmental or private, having or not a separate legal personality.

Fair Market Value

means the fair market value (valeur vénale) of a Share (on a non-diluted basis) (i) determined by the Permitted Transferor and the Permitted Transferee or (ii), if the Permitted Transferor and the Permitted Transferee do not agree on such valuation, to be determined by an independent expert appointed, upon request of the most diligent Party concerned, by order of the president of the commercial court (tribunal de commerce) of Paris, ruling in a summary form (forme des référés) and without appeal, as set forth in article 1592 of the French civil code; the appointed expert shall, within thirty (30) days of his appointment, deliver his report to the concerned Permitted Transferor and the relevant Permitted Transferee; the expert’s fees shall be borne equally by the concerned Permitted Transferor and the concerned Permitted Transferee; it being specified that if the expert shall not be available, refuse or will otherwise not be in a position to carry out its mission as set forth here above, the concerned Party(ies) shall appoint an alternative expert under the same conditions as abovementioned.

Field	has the meaning ascribed to it in the License Agreement.
GAAP	means generally accepted accounting principles in the United States as in effect from time to time.
Granted License	has the meaning ascribed to it in the License Agreement.

[**]

License Agreement	means that certain license agreement that was executed by and became binding upon the Parties and the Company as of the Effective Date.
Liquidation	means the winding up, amicable liquidation or dissolution of the Company (excluding any judicial liquidation).
Liquidation Event	means (i) the Business Sale; (ii) the Merger; (iii) the Sale or (iv) the Liquidation.

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Merger

means, other than to or with Vuzix, the merger of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity).

Ordinary Shares	means the ordinary stock (actions ordinaires) 0.01€ par value, of the Company.

[**]

Permitted Transfer	means (a) the Call Option, (b) the Vuzix Call Option, (c) any Transfer of Securities according to the SPA and (d) any Transfer by a Permitted Transferor of Shares [**].
Permitted Transferee	means the transferee of a Permitted Transfer.
Permitted Transferor	means the transferor of Shares to a Permitted Transferee.
Person	means any natural person and/or Entity.
President	means the président of the Company within the meaning of article L. 227-6, §1, of the French Commercial Code.
Sale

means, other than to or with Vuzix, the sale (vente) and/or contribution (apport), in one transaction or a series of related transactions, to a Person or group of affiliated Persons of 100% of the Securities.

Securities or Security	means, now and in the future:
(a)	the Shares;
(b)

the valeurs mobilières donnant accès au capital or other securities giving the right, immediately or on a due date, to subscribe or otherwise acquire Shares, including but not limited to stock options (options de souscription ou d’achat d’actions), redeemable shares, warrants and founders’ warrants (bons de souscription de parts de créateur d’entreprise);

(c)

the subscription rights attached to the Shares as well as to the securities mentioned in (b) above, in the event of an issue of Shares, valeurs mobilières donnant accès au capital or other securities giving a right, immediately or on a due date, to subscribe or otherwise acquire Shares; and

(d)	any rights to receive free Shares, valeurs mobilières donnant accès au capital as well as to the securities mentioned in paragraph (b) above, which any of the Parties hold or may hold, for any reason

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whatsoever.

Series A Preferred Stock	means the series A preferred stock 0.01 € par value per share, of the Company (Actions de Préference A).
Series B Preferred Stock	means together the Series B1 Preferred Stock and the the Series B2 Preferred Stock.
Series B1 Preferred Stock	means the series B1 preferred stock 0.01 € par value per Share, of the Company (Actions de Préference B1).
Series B2 Preferred Stock	means the series B2 preferred stock 0.01 € par value per Share, of the Company (Actions de Préference B2).
Shares	means the shares issued or to be issued by the Company irrespective of class or category (including the Ordinary Shares, the Series A Preferred Stock and the Series B Preferred Stock).
SPA	means that certain stock purchase agreement that was executed by and became binding upon the Parties and the Company as of the Effective Date.
Shareholders	means the holders of one or several Shares.

Subsidiarymeans any company and/or undertaking and/or contractual or de facto venture, directly or indirectly, controlled by the Company within the meaning of article L. 233-3 of the French commercial code.

Terms and Conditions	means the terms and conditions of the Series A Preferred Stock and Series B Preferred Stock set forth in the By-laws.
Third Party	means any individual or legal entity other than a Party or the Company.
Transfer

means any transaction resulting or which may result at a later date (e.g., the granting of a put or call option or a pledge) in a transfer of ownership of Securities (propriété, nue-propriété ou usufruit) for any reason whatsoever (including but not limited to sales, gratuities, contributions, partial contributions of assets, mergers, de-mergers, transfers as a result of death or any combination of these methods of transfer of ownership).

1.2	Pursuant to this Agreement and unless the context requires otherwise:
(a)

references to Articles and Schedules are references to articles of, and schedules to, this Agreement, and the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

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(b)	headings are inserted for convenience only, in order to facilitate the reading of the Agreement and shall not affect the construction of the Agreement;
(c)

the terms “including”, “includes”, “including in particular” or any similar terms shall be construed as having an illustrative purpose and shall not restrict the meaning of any terms following immediately such terms;

(d)	references to a legal provision shall include such provision as amended from time to time;
(e)	a reference to a document refers to this document, as amended, supplemented or replaced by any means whatsoever;
(f)	meanings ascribed to terms defined herein shall be equally applicable to the singular and plural forms of such terms and to their other grammatical forms;
(g)

French legal terms appearing in italics in this Agreement shall prevail, as to their meaning, over the English terms, and over any other possible French translation of those English terms, to which such French legal terms are referring;

(h)	any statement which refers to the “best efforts” or “best endeavors” of a Party with respect to a given matter means that such Party has an “obligation de moyens” with respect to such matter;
(i)	the provisions of articles 640 to 642 of the French civil procedure code shall be applied to calculate any period of time for the purposes of this Agreement.

ARTICLE 2.PURPOSE OF THIS AGREEMENT

The purpose of this Agreement is to set out the rights and obligations of the Parties and the terms and conditions they have agreed to comply with for the duration of this Agreement in pursuing their common objectives through the Company, it being specified that unless otherwise expressly specified herein, the Parties are acting severally and not jointly (non solidairement).

ARTICLE 3.REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Parties:

3.1	for the Parties who are legal entities, that:
a)

it is legally incorporated or formed and in good standing under French law or the laws of the jurisdiction where it is established and that its legal representative has full powers and authority to sign and implement this Agreement; and

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b)

the execution and implementation of this Agreement has been validly authorized by such Party’s competent bodies, does not and will not result in a breach, termination or amendment of any term or condition of any other contract or deed to which such Party is a party and that this Agreement is not contrary to any term of any such contracts or deeds.

3.2	for the Parties who are natural persons, that:
a)	he or she has the capacity to sign and implement this Agreement; and
b)

the execution and implementation of this Agreement does not and will not result in a breach, termination or amendment of any term or condition of any other contract or deed to which such Party is a party and that this Agreement is not contrary to any term of any such contracts or deeds.

3.3	for all Parties, pursuant to French and other relevant laws and regulations against money laundering (réglementation sur la lutte contre le blanchiment de capitaux), that:
a)

the funds used by such a Party in order to acquire Shares have not come from unlawful activities, including but not limited within the meaning of title VI (obligations relatives à la lutte contre le blanchiment de capitaux), Book V of the French code monétaire et financier, or violations of Anti-Corruption Laws or Sanctions,

b)

it has neither favored by any means a deceitful justification of the origin of the assets or income of any offence’s perpetrator (auteur d’un délit ou d’un crime) whose offence provided the offence’s perpetrator a direct or indirect benefit, nor helped a transaction aiming at the investment, concealment or conversion of the direct or indirect benefit of any offence, and

c)	it is not and is not acting for or on behalf of a Sanctioned Person.

ARTICLE 4.GOVERNANCE

4.1

As to the administration and management of the Company, each Party irrevocably undertakes to comply with the provisions of this Agreement as well as the by-laws (statuts) of the Company (the “By-laws”), as amended from time to time in accordance with the provisions of this Agreement, it being expressly agreed that, in the event of a conflict between the By-laws and this Agreement, this Agreement shall prevail among the Parties.

4.2	The Company shall be administered by the President and, as the case may be, any General Manager (Directeur Général).

With regard to Third Parties, the President has the widest possible powers to act in all circumstances in the name and on behalf of the Company, without prejudice of the prerogatives of the Board of Directors described in Article 4.4 and 4.10 below or the powers of the body of shareholders of the Company pursuant to the By-laws.

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[**]

4.3	The Board of Directors shall be composed at all time of two (2) members as follows:
i.	one (1) member who shall be appointed by a majority of the holders of the Ordinary Shares (the “OS Director”);
ii.	one (1) member who shall be appointed by Vuzix (the “Vuzix Director”).
4.4

The Company undertakes that none of the decisions listed below will be taken by the President, the Managing Director (Directeur général) as the case may be or any officer or legal representative of the Company or its Subsidiaries in the name thereof, without the prior approval of the Board of Directors including the positive vote of the Vuzix Director [**]:

i.[**]

ii.[**]

iii.[**]

iv.[**]

v.[**]

vi.[**]

vii.[**]

viii.[**]

ix.[**]

x.[**]

xi.[**]

xii.[**]

xiii.[**]

xiv.[**]

xv.[**]

xvi.[**]

xvii.[**]

xviii.[**]

xix.[**]

xx.[**]

[**]

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4.5	[**]
4.6

Each Party agrees that no adverse changes to the rights (including economic rights), preferences and privileges of the Series A Preferred Stock and the Series B Preferred Stock may be made without the prior approval of the holders of such Shares and notably:

[**]

4.7	The Parties undertake to vote or cause to vote in favor of any shareholders’ resolution and more generally to take any action required to effect and implement the provisions of this ARTICLE 4.
4.8	The convening notices will be sent at least 5 days in advance (except in emergencies), by any means, on the initiative of the President.

The quorum required for any meeting of the Board of Directors upon first summons (convocation) (the “First Meeting”) shall include at least the Vuzix Director (present or represented). In case such quorum is not met, the meeting may be adjourned to a new meeting to be held no less than three (3) days after the First Meeting with the same agenda, at which no quorum other than the OS Director (present or represented) shall be required.

4.9

The Board of Directors may also deliberate by means of teleconference, videoconference or any other method of remote meeting, with the persons participating in the meeting in this manner being deemed to be present for the calculation of quorum and majority.

4.10	[**] the Board of Directors shall meet quarterly to discuss:

[**]

4.11	No remuneration is paid for the duties of a member of the Board of Directors.

ARTICLE 5.NOTICE OF TRANSFERS; PERMITTED TRANSFERS; CALL OPTIONS

5.1

For ten (10) years after the date of this Agreement, so long as the Granted License has not been terminated or the License Agreement has not been terminated during this period, the Founders may not Transfer any Shares [**] without the prior written consent of Vuzix and the Company will not recognize any Transfer in violation of this provision, which Transfer will be deemed null and void and of no force or effect.

5.2

Notwithstanding Article 5.1, a Permitted Transferor may make Permitted Transfers without the consent of the other Parties provided that (a) the Permitted Transferor provides the other Parties written notice of such transfer, and (b) such Permitted Transfer complies with ARTICLE 11. Each Party will provide the other Parties with written notice of any other transfers permitted by this Agreement.

5.3

As from the date Vuzix owns at least 25,250,000 Ordinary Shares (the “Call Option Trigger Date”), Vuzix shall have the right, upon its sole option, within three hundred sixty five (365) days following the Call Option Trigger Date (the “Call

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Option Period”), to purchase all Ordinary Shares [**] (the “Option Securities”) in accordance with the provisions of this Article 5.3 (the “Call Option”).

Vuzix accepts the benefit of the Call Option as an irrevocable promise to sell [**].

The sale price of the Option Securities under the Call Option shall be equal to EUR one (1 €) per share.

Vuzix shall have the right to exercise the Call Option anytime within the Call Option Period by issuing a notice to the Company [**] of its desire to exercise such Call Option (the “Call Option Exercise Notice”).

Should Vuzix exercise the Call Option pursuant to the terms and conditions set forth above, the transfer of the Option Securities shall be completed by the delivery of the share transfer forms and other documents (duly completed and executed) required for the transfer of ownership and the registration of the transfer in the Company’s share transfer register, in exchange for payment of the corresponding price, at the latest thirty (30) days after the Call Option Exercise Notice (the “Call Option Completion Date”).

The payment of the sale price of the Option Securities by Vuzix shall be made by wire transfer, in immediately available funds [**] the details of which will be provided [**] prior to the Call Option Completion Date.

If the Call Option is not exercised during the Call Option Period, such Call Option is automatically void.

5.4

As from the 5th anniversary of the date of this Agreement, in the event that (i) the Valuation Milestone (as defined in the SPA) has not be achieved or accelerated according to section 2.2(a) or section 2.2(d) respectively of the SPA at this date and that (ii) Vuzix owns at least 25,250,000 Ordinary Shares upon conversion of 25,250 shares of Series A Preferred Stock, Vuzix shall have the right, upon its sole option, to purchase (a) 3,030 shares of Series B [**] and (b) 758 shares of Series B [**] (the “Vuzix Option Securities”) in accordance with the provisions of this Article 5.4 (the “Vuzix Call Option”).

Vuzix accepts the benefit of such undertaking as an irrevocable promise to sell [**].

Vuzix shall exercise the Vuzix Call Option [**] within three hundred sixty five (365) days following the later to occur of (i) the date of payment by the Company of the dividends declared for the financial year ending before the 5th anniversary of the date of this Agreement or (ii) the Call Option Trigger Date (the “Vuzix Call Option Period”), a notice indicating its decision to exercise the Vuzix Call Option pursuant to this Article 5.4. In such case, [**] shall be bound to Transfer to Vuzix all [**] Series B Preferred Stock [**] for EUR ten (10 €) per share, within ten (10) days as from the notice from Vuzix [**].

The transfer of the shares of Series B Prefered Stock to Vuzix shall be completed by the delivery of the share transfer forms and other documents (duly completed and executed) required for the transfer of ownership and the registration of the

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transfer in the Company’s share transfer register, in exchange for payment of the corresponding price (the “Vuzix Call Option Completion Date”).

The payment of the sale price of the Vuzix Option Securities by Vuzix shall be made by wire transfer, in immediately available funds [**] prior to the Vuzix Call Option Completion Date.

If the Vuzix Call Option is not exercised during the Vuzix Call Option Period, such Vuzix Call Option is automatically void.

ARTICLE 6.INFORMATION TO VUZIX

6.1

In addition to the rights granted to them by applicable laws and regulations, the Company and the Founders, within the limit of their respective powers, undertake that Vuzix shall be provided with the following financial statements with respect to the Company and its Subsidiaries, if any:

i.

as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, if requested by Vuzix, the Company will appoint a statutory auditor and all such financial statements will be audited, the cost of which audit will be borne by Vuzix;

ii.

as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

iii.

with respect to the financial statements called for in paragraph (i) of this Article 6.1, an instrument executed by the chief financial officer (if there is one) or the accountants for the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in paragraph (ii) of this Article 6.1) and fairly present the financial condition of the Company and its results of operation for the periods specified therein.

6.2	Such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any shareholder of the Company may from time to time reasonably request.
6.3

If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the

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consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries.

6.4

In addition, the Company shall allow reasonable inspection of its properties and books and financial records by Vuzix, provided that Vuzix (and/or, as the case may be, its advisor) enters into customary non-disclosure agreements with respect to the information that may be provided to them on such inspection, and being specified that:

i.

the fees and expenses of each such inspection shall be borne by Vuzix unless such inspection is made necessary because of a continued breach of the obligations under this ARTICLE 6 for more than sixty (60) days after notification of such breach to the Company, in which case such fees and expenses shall be borne by the Company, up to 20,000 € per financial year;

ii.	the Company shall be informed at least five (5) business days in advance of any inspection; and
iii.	such inspection shall be exercised during normal business hours.

ARTICLE 7.CORPORATE SOCIAL RESPONSIBILITY - ESG

The Company acknowledges that Vuzix and its Affiliates make their investments and monitor their shareholdings in consideration of the environmental, social, corporate and the good corporate governance standards, such as:

●	use of the natural resources;
●	environmental impact;
●	employment;
●	social dialogue;
●	human resources;
●	attention paid to people;
●	relationship with suppliers and clients;
●	relationship with the region and stakeholders in general;
●	governance; or
●	management.

The Company undertakes to make its best efforts to adopt a progress-making approach so that the Company and its Subsidiaries, as the case may be, operate their business in a way which reconciles economic interest and corporate social responsibility.

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ARTICLE 8.DURATION AND TERMINATION OF THIS AGREEMENT

8.1

This Agreement is entered into for a period of fifteen (15) years as from its execution. At the end of this first period of fifteen (15) years, this Agreement shall be automatically renewed for periods of five (5) years. On any renewal, any Party may terminate its participation to this Agreement, by notifying such decision to the other Parties at least six (6) months in advance.

8.2

This Agreement will terminate as to any specific Party, on the date when such Party shall cease to hold any Shares or Security, save that (i) this shall not relieve that Party and the Company from any liabilities or obligations whatsoever in respect of matters, undertakings or conditions which shall have been done or not have been done, observed or performed by that Party prior to such termination, and (ii) provisions of ARTICLE 10 shall continue to bind that Party and the Company for a two (2) year period after the termination of this Agreement.

ARTICLE 9.ATTORNEY

9.1

In order to guarantee the exercise of the rights which the Parties mutually grant to each other and to give full effect to this Agreement, the Parties agree to designate, jointly and irrevocably, the Company as their common attorney in charge of administrating this Agreement (the “Attorney”).

The Company is entering into this Agreement specifically to accept this power of attorney of common interest, in accordance with the following provisions. For the purpose of article 1161 of the French civil code, each Party represented for the purpose of this Agreement has expressly authorized, as the case may be, its attorney to act as representative of any other Party.

9.2	As the administrator of this Agreement, especially empowered by the Parties for the duration of this Agreement as provided in Article 9.1:
i.	only the Attorney will be allowed to deal with and, as the case may be, to enforce the transfer orders (ordres de mouvement) issued by the Parties and relating to the Securities;
ii.	the Attorney shall be bound to check the conformity of such transfer orders to the undertakings subscribed in this Agreement;
iii.

the Attorney shall register a transfer order only after ensuring that the procedures provided for in this Agreement have been complied with and that the execution of the transfer order may be completed;

iv.

the Attorney shall ensure that (i) the shareholders of the Company holding 5% and less of the Shares on a non-fully diluted basis and (ii) the holders of options or warrants to subscribe or purchase Shares or other Securities execute a short-form shareholders’ agreement;

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Consequently, the Parties hereby grant to the Attorney all powers to execute the short-form shareholders’ agreement in the name and on behalf of all Parties;

v.	the Attorney shall record adhesions to this Agreement as provided for in ARTICLE 11 (New parties to this Agreement);
vi.

the Attorney will collect by all means the unanimous decisions of the Parties relating to the amendment, modification or waiver of any of the provisions hereof and will implement, as the case may be, the resulting changes to this Agreement.

9.3	This power of attorney shall apply to all of the Securities held by the Parties.

ARTICLE 10.CONFIDENTIALITY

10.1

Each Party undertakes to consider as strictly confidential and not to divulge, sell or transfer to any Third Party, this Agreement and any documents or information which it may acquire or to which it may have access in the course of its relationship with or responsibilities in the Company concerning, in particular, the activities, products, clients, the strategy, the development, the commercial or partnership agreements and the financial situation of the Company or its Subsidiaries unless made:

●	with the prior consent of the Parties (for this Agreement) and of the Company (for any document or information relating thereto),
●	as required by the applicable mandatory laws or regulations,
●	to the directors, managers, employees or professional advisers of a Party, provided that it be necessary to the performance by such Party of its obligations and undertakings or to the exercise of its rights in relation to the Company and provided that the director, manager, employee or professional adviser referred to above be subject to a customary confidentiality agreement or similar confidentiality obligation, which the Party concerned will make sure of, it being specified that the persons representing funds or investment firms which are Parties may communicate to the competent bodies of the companies managing such funds the information required to allow them to make decisions upon matters relating to the Company. In addition, the said managing companies may communicate the information required under applicable laws and regulatory or pursuant to their respective bona fide internal policies to the shareholders, partners or members of the relevant fund or investment firms, provided that the managing companies, shareholders, partners or members of the relevant fund or investment firms referred to above be subject to a customary confidentiality agreement or similar confidentiality obligation, which the Party concerned will make sure of,
●	regarding the existence of any pacte de préférence granted pursuant to this Agreement (but excluding its content), in accordance with article 1123 of the French civil code, to a Third Party by any Party who benefits from such pacte de préférence, but only in order to and to the extent necessary to preserve its

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right, being provided that such Party shall previously inform the Company of any request to this effect, or

●	with the prior authorization of Vuzix, to a bona fide potential investor subject to a customary confidentiality agreement, which the Party concerned will make sure of.
10.2	Information will not be regarded as confidential, however, if:
●	it is in the public domain due to a third party and not because of the negligence of the Party concerned;
●	it is available through other sources without breach of any confidentiality undertaking.

ARTICLE 11.NEW PARTIES TO THIS AGREEMENT

Should a Party decide to Transfer one or more of its Shares or other Securities to a Third Party if and as permitted hereby, such Party undertakes to require the Third Party to, and such Transfer shall be conditioned upon:

●	The written agreement by said Third Party (i) to adhere to and be bound by this Agreement and the SPA and become a Party for purposes of this Agreement and the SPA and the said Third Party shall accede to this Agreement and the SPA with the same quality, rights and obligations as the transferor of the Shares except for rights and obligations that are by their nature strictly personal to the transferor.
●	The execution by said Third Party of deeds of adherence to this Agreement and the SPA as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement and the SPA.

For this purpose, the Parties grant to the Company, an irrevocable power to record such adhesion in their name and on their behalf.

Accordingly, the mere signature by the Company of a copy of this Agreement signed also by said Third Party shall be deemed signed by all Parties.

The Company shall also have all powers to modify this Agreement, but only to the extent required to insert therein the name of the Third Party, and all the Parties shall be bound by the modifications so made.

A copy of the amended Agreement shall then be sent by the Company to each of the Parties.

If the Third Party does not execute a deed of adherence to each of this Agreement and the SPA on the Transfer date at the latest, the Parties irrevocably instruct the Attorney not to register the Transfer of Securities to the Third Party in the individual shareholders’ accounts until a deed of adherence to each of this Agreement and the SPA signed by such Third Party has been secured.

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ARTICLE 12.NOTICES

12.1

All notices and other communications required or authorized hereunder shall be in writing and validly made if either delivered via courier or sent by registered letter (return receipt requested), facsimile or e-mail (provided that it be confirmed by same day registered letter, return receipt requested or courier on expedited basis for notices sent across international boundaries) to the registered office or residence of the Party concerned as specified in the above recitals.

Any change in address or representative for purposes hereof shall be notified by the Party concerned to the other Parties as provided above.

12.2	Notices and other communications delivered via courier shall be deemed to be received as of their date of delivery, as evidenced by the delivery receipt.

Notices and other communications sent by registered mail, return receipt requested, shall deemed to be received as of their date of first presentation to the addressee.

Notices and other communications sent by facsimile or e-mail shall be deemed to be received as of the date thereof, provided that they be confirmed by same day registered letter, return receipt requested or courier on expedited basis for notices sent across international boundaries.

ARTICLE 13.APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed as to its validity, interpretation and performance by the laws of France.

Any dispute arising in connection with this Agreement and its exhibits or as a result or consequence thereof not otherwise settled shall be subject to the exclusive jurisdiction of the Paris commercial courts.

ARTICLE 14.PREFERENTIAL ALLOCATION IN THE EVENT OF A LIQUIDATION EVENT

14.1

Pursuant to the Terms and Conditions, in cases where the Company is the subject of a Liquidation Event, the Parties agree to proceed with a specific distribution of the overall consideration resulting for them from such Liquidation Event.

14.2

For the purposes hereof, the “Amount for Allocation” in respect of a Liquidation Event will be (a) the Proceeds of the Transfer in the event of a Sale or (b) the Liquidation Proceeds in the event of a Liquidation (including the Liquidation resulting from a Business Sale pursuant to Article 14.3) or (c) the Merger Shares in the event of a Merger, it being understood that:

(i)

the Amount for Allocation used for the application of the Allocation Key (as defined below) in respect of a Sale will be equal to the total Transfer price effectively received by the Parties participating to the Sale (the “Transfer Proceeds”), it being specified that if the Transfer Proceeds include a part

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whose payment is deferred or conditional on the occurrence of one or more events (the “Price Supplement”), the Parties undertake to apply the principles described in the Terms and Conditions and this Article 14 to the allocation of the Price Supplement between them;

(ii)

the Amount for Allocation used for the application of the Allocation Key in respect of a Liquidation will be equal to the proceeds of the Liquidation available after settlement of all liabilities, payment of the liquidation costs of the Company, and repayment of the par value of all the outstanding Securities and, more generally, after any other priority payment made by the Company imposed by the law and the applicable regulations (the “Liquidation Proceeds”);

(iii)

in respect of a Merger, the shares newly issued to the Parties participating in the Merger (the “Merger Shares”) by the corporation benefiting the contribution or the surviving corporation, as the case may be, in exchange for the Shares transferred to it by the Parties participating in the Merger would be allocated mutatis mutandis as described in the Allocation Key.

14.3

In the event that a Business Sale occurs, the Parties undertake to vote or cause to vote in favor of a Liquidation to be completed within ninety (90) days of said Business Sale, and the proceeds from such liquidation shall be allocated as described in Article 14.4.

14.4	The allocation of the Amount for Allocation will be made according to the following (the “Allocation Key”):
(i)

in first place, the Amount for Allocation will be distributed between all the Parties participating to the Transaction, in proportion to the number of Shares held by each of them irrespective of their class, up to an amount per Share equal to five (5) percent of the Amount for Allocation;

(ii)

in second place, the balance of the Amount for Allocation after payment of the amounts referred to in (i) above will be allocated to those Shareholders holding Series A Preferred Stock participating in the Liquidation Event, up to a total amount equal to forty-nine (49) percent of the Amount for Allocation irrespective of the number of shares of Series A Preferred Stock, and after deduction of the amounts referred to in (i) above paid in respect of each Series A Preferred Stock that they hold (the “Preference A Amount”);

(iii)

in third place, the balance of the Amount for Allocation after payment of the amounts referred to in (i) and (ii) above will be allocated to those Shareholders holding Series B Preferred Stock participating in the Liquidation Event (irrespective of their class) up to an amount per share of Series B Preferred Stock held by each of them equal to (i) the Preference A Amount divided by (ii) the total number of outstanding shares of Series A Preferred Stock, it being understood that, in the event that there would be no outstanding Series A Preferred Stock on the completion date of the Liquidation Event, the balance of the Amount for Allocation after payment of the amounts referred to in (i) and (ii) above will be allocated to those

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Shareholders holding Series B Preferred Stock participating in the Liquidation Event (irrespective of their class) up to an amount per share of Series B Preferred Stock held by each of them equal to the subscription price of the shares of Series B Preferred Stock;

(iv)

finally, the remaining Amount for Allocation, if any, after payments of the amounts referred to in (i) to (iii) above, will be allocated among those Shareholders holding Ordinary Shares participating in the Liquidation Event pro rata based on the number of Ordinary Shares they hold.

14.5

If, at one of the stages of the Allocation Key mentioned above, the fraction of the Amount for Allocation is insufficient to serve fully the relevant financial rights, the distribution of the available fraction will be made pro rata of the total financial rights of each holder of the Company’s Securities in respect of the relevant stage, in relation to all of the financial rights to be served in respect of this stage.

14.6

Each Party undertakes to take all reasonable actions within its respective powers to apply and comply with the provisions of this Article 14. In particular, any Transfer contract giving rise to the application of the Allocation Key shall contain any stipulation required to allow the proceeds to be allocated in accordance with the above.

ARTICLE 15.MISCELLANEOUS PROVISIONS

15.1	Except as otherwise expressly set forth herein, all references to a number of days shall be to calendar days.
15.2

In the event any of the provisions hereof were held to be null or inapplicable, in any form and for any reason, the Parties undertake to consult each other to remedy the cause of such nullity, so that, except where impossible, this Agreement remains in full force without disruption.

15.3	The Parties undertake to communicate, execute and deliver any information and any document, as well as to take any action or decision which may be necessary to the performance of this Agreement.
15.4

The Parties and the Company acknowledge that, pursuant to the terms of this Agreement, they are bound by certain undertakings to Transfer Securities. As a consequence, and in accordance with article 1124 of the French civil code, each Party and the Company acknowledges that in case of any withdrawal or non-performance of a Transfer subsequent to the exercise of an option or an undertaking to Transfer Securities, it will not prevent the underlying agreement to be valid.

Each Party and the Company further agrees that if a Party defaults in the execution of any such undertakings hereunder (before or after the exercise of the right to purchase Securities by the other Parties), the allocation of damages to the other Parties will not be an appropriate and sufficient remedy.

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Each Party and the Company acknowledges that, accordingly, (i) the beneficiary of any option or right hereunder shall, in any case, be entitled to pursue specific performance (exécution forcée) without prejudice to any additional compensation (dommages et intérêts complémentaires) and (ii) by exception to article 1221 of the French civil code, there exists no physical, legal nor moral obstacle that would prevent such specific performance (exécution forcée) to take place and (iii) each Party and the Company may in any case be entitled to pursue specific performance (exécution forcée) even if an obvious disproportion between the cost of the performance of its obligation for the debtor and the interest of the beneficiary (for the purpose of article 1221 of the French civil code) would result from such specific performance (exécution forcée).

15.5

Each Party and the Company declares to assume all the risks arising from an unpredictable change of circumstances (changement de circonstances imprévisible) as a result of which implementing this Agreement would become excessively onerous for such Party and acknowledges that the valuation of the Shares or Securities may vary in the future. As a consequence, each Party waives its right to make any claim under article 1195 of the French civil code, in particular with respect to any variation of the value of the Shares.

15.6	This Agreement will benefit to and be binding on the heirs, legatees, assignees, and legal representatives of each of the Parties.
15.7

The Parties and the Company declare that they have sought counsel from their respective own lawyers and/or other advisors and have therefore been able to independently assess the scope of their rights and obligations under this Agreement. No advisor or lawyer shall be deemed to be the sole draftsman (rédacteur unique) of this Agreement vis-à-vis all the Parties.

15.8

This Agreement sets forth the entire agreement between the Parties and the Company hereto pertaining to the subject matter hereof and supersedes and terminates all preliminary agreements, signed agreements, memoranda or letters of proposal or intent between the Parties and the Company hereto, in connection with the subject matter hereof entered into prior to the Effective Date.

15.9

Vuzix, Jonathan Sachs and Jerry Woodall entered into a shareholders’ agreement dated May 12th, 2022 in order to determine the specific rules of governance and the conditions upon which they intend to comply [**] (the “Former Shareholders’ Agreement”). Vuzix, Jonathan Sachs and Jerry Woodall agree to definitively and irrevocably terminate the Former Shareholders’ Agreement in all its provisions with immediate effect, automatically and without any formalities, as the date of execution of this Agreement. Each of Vuzix, Jonathan Sachs and Jerry Woodall confirm that it/he has no outstanding claims against the Company, any of its directors, officers, employees or consultants, Jonathan Sachs, Jerry Woodall and/or any party in connection therewith.

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ARTICLE 16.ELECTRONIC SIGNATURE

16.1	The Parties and signatories of the Agreement acknowledge and agree:
(i)

that the Agreement is entered into in writing in electronic form, in accordance with the terms of article 1366 of the French Civil Code, and signed electronically by means of a reliable identification process implemented by DocuSign® (www.docusign.com), guaranteeing the link between each signature and this Agreement in accordance with the provisions of article 1367 of the French Civil Code;

(ii)

that the signature of this Agreement via the affixing of an electronic signature is performed with full knowledge of the technology used to that end, of its terms of use and of provisions of articles 1366 and 1367 of the French Civil Code, and thus irrevocably and unconditionally waive any right he/she/it would have to make any claim or initiate legal proceedings directly or indirectly in relation to the reliability of such electronic signature process and/or evidence of his/her/its intention to enter into this Agreement in such respect;

(iii)

that the Agreement has the same enforceability as a hard-copy written document pursuant to the provisions of article 1366 of the French Civil Code and the Agreement shall be validly invoked to evidence such enforceability;

(iv)

that (i) the requirement of having one original copy of the Agreement per Party shall be deemed to be fulfilled if the Agreement electronically signed is established and stored pursuant to articles 1366 and 1367 of the French Civil Code and (ii) this process allows each Party to be provided with a copy of the Agreement on a material format or to have access to a copy of the Agreement, pursuant to the provisions of article 1375 of the French Civil Code;

(v)	to designate Paris (France) as the place of signature of the Agreement; and
(vi)	that the Agreement shall take effect on the Effective Date.

[Signature pages follow]

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Executed as of the Effective Date, via DocuSign, by:

Dr. Jonathan Sachs	Dr. Jerry Woodall

Vuzix Corporation duly represented by Mr. Paul Travers	Atomistic duly represented by Dr. Jonathan Sachs

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Schedule A

The capital of the Company immediately prior to the date of this Agreement consists of:

1.	29,038 Ordinary Shares [**]:

[**]

2.	29,038 shares of Series B Preferred Stock [**]:

[**]

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